Exhibit 3.5

CERTIFICATE OF FORMATION

OF

CARDTRONICS (EUROPE) HOLDINGS, LLC

This CERTIFICATE OF FORMATION, dated May 20, 2005, has been duly authorized and is filed pursuant to Section 18-201 of the Delaware Limited Liability Company Act (the “Act”) to form a limited liability company (the “Company”) under the Act.

1. Name. The name of the Company is “Cardtronics (Europe) Holdings, LLC”.

2. Registered Office. The address of the registered office required to be maintained by Section 18-104 of the Act is:

Corporation Trust Center

1209 Orange Street

Wilmington, Delaware 19801

3. Registered Agent. The name and the address of the registered agent for service of process required to be maintained by Section 18-104 of the Act is:

The Corporation Trust Company

Corporation Trust Center

1209 Orange Street

Wilmington, Delaware 19801

EXECUTED as of the date first written above.

/s/ J. Chris Brewster
J. Chris Brewster, Authorized Person